Exhibit 99.2

Press Release	Source: Hana Biosciences, Inc.

Hana Biosciences Receives Fast Track Designation for Marqibo for the Treatment of Relapsed Acute Lymphoblastic Leukemia

SOUTH SAN FRANCISCO, Calif., Aug. 22, 2007 -- Hana Biosciences (NasdaqGM: HNAB), a biopharmaceutical company focused on advancing cancer care, today announced that Marqibo® (vincristine sulfate injection, OPTISOMETM) has received Fast Track designation from the U.S. Food and Drug Administration (FDA) for the treatment of adult patients with Philadelphia chromosome negative acute lymphoblastic leukemia (ALL) in second relapse or who have failed two lines of prior therapy. Earlier this year, Marqibo was also granted Orphan Drug Designation by the FDA for the treatment of adult ALL.

"Receipt of Fast Track designation from the FDA underscores the importance of maintaining close communication with the agency as we strive to efficiently pursue Marqibo's development," stated Steven R. Deitcher, M.D., Executive Vice President of Development and Chief Medical Officer of Hana Biosciences. "We remain focused on timely site activation and patient enrollment and the most rapid path to New Drug Application filing in order to make this treatment available to patients with no other options."

According to the FDA, Marqibo is eligible for Fast Track designation because there is an unmet medical need in adult patients with Philadelphia chromosome negative ALL who have relapsed twice or who have failed two lines of anti-leukemia chemotherapy, including those who have undergone stem cell transplantation. Hana's Phase 2 clinical trial, known as the rALLy study, is a multi-center, multi-national trial evaluating Marqibo in this patient population. The primary objective of the rALLy study is to assess the efficacy and tolerability of weekly doses of Marqibo as a single agent without dose capping, measured by complete response (CR) rate or complete response without full platelet recovery (CRp). Secondary objectives include evaluation of safety, duration of CR/CRp, and survival. Hana expects to enroll up to 56 patients in the rALLy study.

About Fast Track Designation

The Fast Track program of the U.S. Food and Drug Administration (FDA) is designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. Fast track enables the product candidate to get approved and reach the market expeditiously. This includes the option to utilize a "rolling submission'' for marketing applications.

About Marqibo® (vincristine sulfate injection, OPTISOMETM)

Marqibo, a novel, targeted, Optisomal formulation of vincristine, has shown promising anti-cancer activity in patients with ALL, non-Hodgkin's lymphoma, and melanoma in several clinical trials. Vincristine is FDA-approved as a single agent and in combination regimens for the treatment of hematologic malignancies such as lymphomas and leukemias. Vincristine, a microtubule inhibitor, kills cancer cells when they enter a very specific point in the cell cycle, and its efficacy is concentration- and exposure duration-dependent. Marqibo is believed to extend the circulation time of vincristine in the bloodstream, increase targeting of the drug to malignant cells, and enhance exposure duration at the site of the disease. Unlike regular vincristine, Marqibo is dosed based on patient body surface area without the need to limit the dose to avoid neurotoxicities.

About Acute Lymphoblastic Leukemia

Approximately 4,000 cases of ALL are diagnosed annually in the United States. While cure rates for childhood ALL have steadily improved to nearly 90 percent, adult ALL reported cure rates seldom exceed 40 percent. The poorer outcome in adult ALL has been attributed to an increased frequency of high-risk leukemia with greater resistance, poorer tolerance of and compliance with treatment, reluctance to accept toxic effects, and less effective treatment regimens as compared with childhood ALL. Currently, there are no fully-approved agents for adult Philadelphia chromosome negative ALL salvage, nor is there a consensus on the most appropriate regimen in the relapsed setting. Ongoing efforts are needed to investigate agents for this indication, as well as incorporate active agents, once identified, into front-line therapy.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (NasdaqGM:HNAB) is a South San Francisco, CA-based biopharmaceutical company focused on acquiring, developing, and commercializing innovative products to advance cancer care. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at http://www.hanabiosciences.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates,'' "expects,'' "plans,'' "believes,'' "intends,'' and similar words or phrases. These forward-looking statements include without limitation, statements regarding the timing, progress and anticipated results of the clinical development, regulatory processes, potential clinical trial initiations, potential IND and NDA filings and commercialization efforts of Hana's product candidates, including its Marqibo product candidate. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its other product candidates will be successful, that Hana will be able to obtain regulatory approval of any of its product candidates, and that the results of clinical trials will support Hana's claims or beliefs concerning the effectiveness of its product candidates. Additional risks that may affect such forward-looking statements include Hana's need to raise additional capital to fund its product development programs to completion, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing and commercializing pharmaceutical products. Additional risks are described in the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission. Hana assumes no obligation to update these statements, except as required by law.